Exhibit 10(x)

                              EMPLOYMENT AGREEMENT

Tracer Design, Inc., an Arizona corporation ("Employer"), hereby employs Chad M. Little ("Employee") on the following terms and conditions:

Term of Employment: Employee is an "At Will" employee of Employer, and termination is permitted at any time by either party on 30 days prior written notice. Employee's employment commences March 1, 1992.

Scope of Services; Vacation; Leave: Employee shall perform such tasks as reasonably assigned by Employer, given Employee's background and experience. Employee's initial tasks shall include serving as President and Chief Executive Officer of Employer.

Employee agrees to devote substantially all of his working time to the business of employer. Employee agrees not to undertake any other work or activity which would materially interfere or conflict with Employee's work for Employer or with the business of Employer. Employee represents that he is under no obligations which would adversely affect Employee's ability to perform Employee's duties as an employee of Employer.

All vacation and leaves shall be agreed in good faith between Employee and Employer.

Salary and Payment: Employer shall pay Employee a salary equal to $50,000 on an annualized basis. Such salary shall accrue at such rate on a weekly basis but shall be payable as follows:

         During the first six months of employment, all salary shall accrue but shall not be payable. Commencing September 1, 1992, Employee, if still employed, will commence receiving regular weekly paychecks. The accrued but unpaid salary for the first six months (or shorter period if termination occurs earlier) shall be payable: (i) in 12 equal monthly installments commencing September 1, 1992, or (ii) in a lump sum if Employee's employment is involuntarily terminated at any time. No interest shall be due on any accrued salary. In the event Employee voluntarily terminates employment with Employer during the 12 months from the start of employment under this Agreement, Employee shall have no right to any accrued but unpaid compensation at the time of termination.

Nothing in the foregoing gives Employee the right to remain as an employee of Employer for any fixed term of employment.

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Other Terms:

Employer shall provide reasonable work space and materials necessary for the performance of Employee's tasks. Employer has no obligation to provide any benefits to Employee but may provide such benefits as it deems appropriate from time to time. No benefits are provided initially.

This Agreement shall be governed by the laws of the State of Arizona.

EXECUTED:  February 19, 1992

                                       /s/ Chad M. Little
                                       -----------------------------------------
                                       Chad M. Little

                                       TRACER DESIGN, INC.

                                       By: /s/ James A Layne
                                           -------------------------------------
                                           Authorized Officer

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